Exhibit 99.1

Robert C. Thomas
Sr. Vice President & General Counsel

December 17, 2008

REVISED NOTICE OF TRADING RESTRICTION PERIOD

Dear Director or Executive Officer:

This revised notice is given pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 104 of SEC Regulation BTR. In connection with the Edge Petroleum Exploration Company Employees Savings & Profit Sharing Plan (together with any successor plan, the “Plan”), the trading blackout period for executive officers and directors of Edge Petroleum Corporation (“Edge”) that was scheduled to begin at 4:00 p.m. Central Time on December 23, 2008 and to end at the end of the week of January 5, 2009 (the “blackout period”), as described in the Revised Notice of Trading Restriction Period sent to you on December 4, 2008, has been canceled.  The blackout period has been canceled because the Agreement and Plan of Merger dated July 14, 2008, among Edge, Chaparral Energy, Inc. and Chaparral Exploration, LLC has been terminated. As a result of the termination of the merger agreement, there will be no conversion of the Edge common stock held in the Plan, and thus a trading blackout period is no longer required.

Also as a result of the termination of the merger agreement, Edge’s common stockholders will not vote upon the proposal to adopt the merger agreement at the reconvened annual meeting of Edge’s stockholders to be held on December 29, 2008.  Edge’s common stockholders will still be asked to vote on the other items to be considered at its annual meeting.

For more information concerning this revised notice, you should contact:

Robert C. Thomas

1301 Travis, Suite 2000

Houston, TX 77002

Phone: 713-427-8814 or email: rthomas@edgepet.com